Example Template : 77O





















DEUTSCHE MLP & ENERGY INFRASTRUCTURE FUND










N-Sar June 1, 2015 - November 30 2015





















Security Purchased
Cusip
Purchase/
Trade Date
 Size (Shr) of
Offering
Offering
Price of
Shares
Total ($) Amt
of Offering
 Amt of shares Purch by Fund
% of Offering
Purchased by Fund
% of Funds
Total Assets
Brokers
Purchased
From
8POINT3 Energy Partners LP
282539105
6/19/2015
$420,000,000
$21.0
$420,000,000
$29,022
0.01%

GS, CITI, DB, JPM
CITI